Exhibit 99.1

For More Information:

CCG Investor Relations 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 Crocker Coulson, President crocker.coulson@ccgir.com	Excelligence Learning Corporation 2 Lower Ragsdale Drive, Suite 200 Monterey, CA 93940 (831) 333-2000 Vikas Arora, VP & General Counsel varora@excelligencemail.com

FOR IMMEDIATE RELEASE

Excelligence Learning Corporation Announces

First Quarter 2005 Results

•        Revenues Up 13.0% to $22.4 Million

•        1st Quarter Net Loss Improves by 45.4%, to $515,000

Monterey, CA, May 11, 2005 – Excelligence Learning Corporation (NasdaqSC: LRNS), a leader in developing, manufacturing and distributing educational products to the early childhood and elementary school markets, today reported financial and operating results for the first quarter ending March 31, 2005.

The Company’s Early Childhood division grew by 15.6% over the prior-year period, to $21.0 million, compared to $18.2 million for 2004. Revenues in the Company’s Elementary School division declined by $0.3 million from $1.7 million for the first quarter of 2004 to $1.4 million for the first quarter of 2005. Total revenues for the first quarter of 2005 increased 13.0% to $22.4 million, compared to $19.8 million for the same period last year.

Ron Elliott, CEO of Excelligence, remarked “We are happy to report 13.0% growth on our top line, driven by improvements in the Early Childhood division’s circulation strategy, the rebranding of our in-house brand, Colorations, and the introduction of more high-value products sourced from China. While our Elementary School business is behind where it was a year ago, we are on target under the internal plan that we have in place for the division for 2005.”

The Early Childhood division realized an increase in gross profit of 17.3% to $7.6 million for the quarter, compared to $6.5 million from a year earlier. The Elementary School division’s gross profit decreased by a smaller percentage basis than did its revenue, declining 12.1% to $392,000, compared to $446,000 a year earlier. As a whole, the Company’s gross profit for the quarter advanced by 15.4% to $8.0 million, compared to $6.9 million for the same period a year earlier.

On a 13.0% increase in revenues, SG&A expenses for the first quarter of 2005 increased only 5.9% or $504,000, to $9.0 million, compared to $8.5 million for the same period in 2004. SG&A would have increased by only 3.1% excluding a $240,000 charge related to a legal settlement.

Due to the seasonal nature of its business, the Company’s first quarter has historically operated at a loss. The Early Childhood division showed an operating profit of $635,000 for the first quarter of 2005. Excluding the charge related to the legal settlement, the division had an operating profit of $875,000. The Company’s consolidated loss, net of tax benefit, for the first quarter was $515,000, or $(0.06) per share, compared to net loss of $943,000, or $(0.11) per share, for the prior year. Excluding the charge related to the legal settlement, the Company’s consolidated net loss for the first quarter would have been $375,000, or $(0.04) per share.

“We are ahead of our internal budget for the first quarter and are benefiting from all the programs put in place during 2004, a result of a thorough examination of our operating infrastructure. We believe that our success is demonstrated by the dramatic improvement in our operating loss on a year-over-year basis. Additionally, our gross profit margin improvement reflects the increased emphasis we placed on proprietary products during 2004, including the expansion of our in-house Colorations brand, sourcing from lower cost countries as well as our internal efforts to better manage freight-out expenses,” said Mr. Elliott.

Business Outlook

For the full fiscal year 2005, the Company continues to expect net revenues of between $125 and $135 million, with operating income expected to fall between $5 and $8 million.

“2005 is off to a terrific start. In our Early Childhood division, sales and gross profit are trending up and expenses as a percentage of sales are trending down due to the strategies we put in place in 2004. After a difficult consolidation process caused our Elementary School division to miss its revenue and earnings objectives for 2004, we have regrouped and are now back on target. Taken together, we believe that 2005 will be the year the Company begins a sustained upward level of profitability. We are excited to see the year unfold,” concluded Mr. Elliot.

Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-356-3926. International callers should dial 706-679-5291. There is no pass code required for this call. If you are unable to participate in the call at this time, a replay will be available on Wednesday, May 11 at 3:00 p.m. Pacific Time, through Wednesday, May 18 at 9:00 p.m. Pacific Time. To access the replay, dial 800-642-1687 and enter the conference ID number 6065393.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties on Excelligence’s website at www.excelligencelearning.com. To listen to the live call, please go to Excelligence’s website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Excelligence’s website for 90 days.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products, which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and consumers by providing quality educational products and programs for children from infancy to 12 years of age. With its proprietary product offerings, a multi-channel distribution strategy and extensive management expertise, the Company aims to foster children’s early childhood and elementary education. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels primarily to early childhood professionals and, to a lesser extent, consumers. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. Those parties then resell the products either as a fundraising device for the benefit of a particular school, student program or other community organization, or as a service project to the school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the Company’s plans for increasing revenues and gross profit and containing expenses in its Early Childhood and Elementary School business segments, as well as projections of net revenues and operating income. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties, including, but not limited to, the Company’s ability to diversify product offerings or expand in new and existing markets; changes in general economic and business conditions and in the educational products, catalog or e-retailing industry in particular; the impact of competition, specifically, if competitors were to either adopt a more aggressive pricing strategy than the Company or develop a competing line of proprietary products; the level of demand for the Company’s products; fluctuations in currency exchange rates, which could potentially result in a weaker U.S. dollar in overseas markets, increasing the Company’s cost of inventory purchased; and other factors discussed in the Company’s filings with the SEC. The forward-looking statements in this earnings release are made as of May 11, 2005, and Excelligence Learning Corporation does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

- Financial Tables Follow -

EXCELLIGENCE LEARNING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues	$22,410	$19,836
Cost of goods sold	14,441	12,928

Gross profit	7,969	6,908

Operating expenses:
Selling, general and administrative	9,010	8,506
Amortization of intangible assets	43	43

Operating loss	(1,084)	(1,641)

Other (income) expense:
Interest expense	5	5
Interest income	(11)	(2)

Loss before income taxes	(1,078)	(1,644)
Income tax benefit	563	701

Net loss	$(515)	$(943)

Net Loss Per Share Calculation:
Net loss per share – basic and diluted	$(0.06)	$(0.11)

Weighted average shares used in net loss per share calculation – basic and diluted	8,926,231	8,688,474

EXCELLIGENCE LEARNING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for par value and share amounts)

(Unaudited)

	March 31, 2005	December 31, 2004*
ASSETS
Current assets :
Cash and cash equivalents	$1,282	$2,657
Accounts receivable, net of allowance for doubtful accounts of $333 and $385 at March 31, 2005 and December 31, 2004, respectively	6,237	8,521
Inventories	27,892	16,434
Prepaid expenses and other current assets	4,164	3,281
Deferred income taxes	440	444

Total current assets	40,015	31,338
Property and equipment, net	4,393	4,401
Deferred income taxes	6,306	6,086
Other assets	232	238
Goodwill	5,878	5,878
Other intangible assets, net	702	745

Total assets	$57,526	$48,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,971	$3,686
Accrued expenses	2,839	2,607
Other current liabilities	612	31

Total current liabilities	15,422	6,324

Stockholders’ equity:
Common stock, $0.01 par value; 15,000,000 shares authorized; 8,935,124 and 8,840,354 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	89	88
Additional paid-in capital	63,189	63,070
Deferred stock compensation	(230)	(368)
Accumulated deficit	(20,944)	(20,428)

Total stockholders’ equity	42,104	42,362

Total liabilities and stockholders’ equity	$57,526	$48,686

*	Derived from audited consolidated financial statements filed in the Company’s 2004 Annual Report on Form 10-K.

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